Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We have issued our reports dated February 15, 2007, accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Advanced Energy Industries, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Advanced Energy Industries, Inc. on Form S-8.
/s/ Grant Thornton LLP
Grant Thornton LLP
Denver, Colorado
November 9, 2007